Exhibit 2.10
ASSET PURCHASE AGREEMENT
This Agreement entered into this the 1st day of April 2008 by and among NYCON, INC., a Rhode Island corporation (hereinafter “Seller”), ROBERT CRUSO and FRANK GENCARELLI, owners of 100% of the capital stock of Seller (hereinafter individually and collectively “ Shareholders”), NEW NYCON, INC., a Delaware corporation, a wholly owned subsidiary of Pure Earth, Inc. (hereinafter “Buyer”) and PAUL BRACEGIRDLE, the owner of certain patents and technology relating to the use of reinforcing, recycled fibers in certain congealable materials such as concrete, asphalt, soil and plastic (“Licensor’).
WHEREAS, Seller operates a business primarily engaged in the sales, marketing, packaging and distribution of reinforcing fibers used in concrete materials, and
WHEREAS, Seller owns equipment, inventory, contract rights, trademarks, product names, patents, customer lists and miscellaneous assets used in connection with the operations of its business; and
WHEREAS, Buyer desires to acquire substantially all of the assets used or useful, or intended to be used in the operation of Seller’s business and Seller desires to sell such assets to Buyer;
WHEREAS, the Shareholders are the sole Shareholders of Seller, and
WHEREAS, Licensor is willing to enter an exclusive license with Buyer to permit Buyer to make, market, package, distribute and sell Licensor’s patented fiber materials to be sold by Buyer in Buyer’s business relating to the sales, marketing, packaging and distribution of reinforcing, recycled fibers in congealable materials.

NOW, THEREFORE, in consideration of mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
SECTION 1. ASSETS PURCHASED; LIABILITIES ASSUMED
1.1
ASSETS PURCHASED. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, on the terms and conditions set forth in this Agreement the following assets as set forth in Sections 1.1.1, 1.1.2 and 1.1.3 (“Assets”):

1.1.1
All accounts receivable, equipment, rolling stock, tools, patents, trademarks, customer lists, trade and product names and miscellaneous inventory listed on Exhibit A, together with any replacements or additions to the equipment, etc. made prior to the closing date.

1.1.2
All inventories and supplies owned by Seller listed on Exhibit A together with any replacements or additions to the inventories made prior to the closing date, but excluding inventory disposed of in the ordinary course of Seller’s business prior to closing.

1.1.3	Seller’s goodwill.
1.2
ASSUMPTION OF LIABILITIES. Buyer shall assume certain of Seller’s liabilities as listed in Exhibit B and Seller shall retain all of its other liabilities, including Seller’s liabilities as listed in Exhibit C.

SECTION 2. EXCLUDED ASSETS
Excluded from this sale and purchase are Seller’s real estate and cash and any and all assets including those listed in Exhibit D.

SECTION 3. PURCHASE PRICE FOR ASSETS/ LICENSE
3.1
Subject to adjustment as agreed following Due Diligence as defined in Section 7.2, the purchase price for Seller’s assets shall be US$900,000 payable as follows. Twenty percent (20%) of, (a) the after closing EBTDA (Earnings before Taxes, Depreciation and Amortization) of Buyer, payable annually within ten (10) days after year-end audit (to be completed within 90 days of year-end), and (b) any consideration received in the sale of Buyer or its assets, or in its liquidation to Seller (or its designee), commencing c) after the Special Payment #1 (“$75,000 — see Exhibit B Note 2”) has been paid to Buyer from EBTDA, and d) after 2009, twenty percent (20%) of the Special Payment #2 (“$150,000 — see Exhibit B Note 1” X 20% = $30,000) has been paid to Buyer from running EBTDA, up to a total amount of US$900,000 (“Purchase Price”). Payments not made when due shall bear interest at an annual rate of 8% until paid. For the avoidance of doubt, once the Special Payment #1 has been paid to Buyer from the first EBTDA due Seller, and the 20% of Special Payment #2 has been paid to Buyer after 2009 from the running EBTDA due Seller, then the Seller shall be entitled to the US$900,000 maximum payment set forth above without reduction of the Special Payment #1 or #2.

3.2
In accordance with the Exclusive License Agreement and Buyer Sale Agreement between Licensor and Buyer which shall be substantially in the form of Exhibit I — A & B, Buyer shall pay Licensor (a) licensing fees, and a running royalty of the after closing EBTDA of Buyer payable annually within ten (10) days after year-end audit (to be completed within ninety (90) days of year-end) in consideration for the license and royalty contained in the exclusive license provided by Licensor to Buyer pursuant to this Agreement. Buyer shall also pay Licensor consideration received in the sale of Buyer, or its assets, or in any liquidation, in accordance with the Buyer Sale Agreement, without limitation. Payments not made when due shall bear interest at an annual rate of 8% until paid.

3.3
Buyer will fund its working capital and other cash requirements in accordance with the pro formas and cash flow analysis completed and agreed upon by the parties as set forth in Exhibit K, or as otherwise required for operation of its business, up to a total of $300,000. In the event the working capital requirement exceeds $300,000 Buyer shall have the option to increase working capital or to shut down and liquidate or sell the business. If the Buyer elects to shut down and liquidate or sell the business (“Liquidation or Sale”), first Licensor, and if Licensor does not elect to do so, then Seller (or Shareholders, at the election of Seller) shall have a right to purchase the business for the following price: (a) Licensor’s price shall be $300,000 plus any increase in working capital over $300,000 expended by Buyer prior to Liquidation or Sale, as well as assumption of any remaining debt assumed by Buyer in this Agreement; and (b) Seller’s price shall be $300,000 plus any increase in working capital over $300,000 expended by Buyer prior to Liquidation or Sale, as well as assumption of any remaining debt assumed by Buyer in this Agreement. Upon such Liquidation or Sale purchase by Seller, Licensor shall have the exclusive and sole right to terminate this Agreement, the License Agreement, the Buyer Sale Agreement, and any subsequent agreements between Buyer and Licensor that may exist at the time of such Liquidation or Sale purchase. If Licensor elects to not terminate the License or any other effective agreements, then Seller shall be bound by the provisions of the License and any other effective agreements. Upon such Liquidation or Sale purchase by Seller or Shareholders, all noncompetition agreements by Seller and any Shareholders with respect to the business shall automatically terminate. Buyer shall be responsible for all sales and transfer taxes associated with the contemplated asset purchase transaction; provided, however, Seller agrees to execute or provide whatever documents are necessary for Buyer to have transferred to it and receive credit for any balance remaining on any vehicle tags of Seller.

3.4
Buyer and Pure Earth, Inc. shall make its best effort to refinance Note #1 in Exhibit B of this Agreement in the face amount of One Hundred Fifty Thousand ($150,000) Dollars to pay the principal balance of such Note #1 with a new note to be issued to Buyer in the amount of One Hundred Fifty Thousand ($150,000) Dollars (“Refinancing Note”) within ninety (90) days after the execution date of this Agreement. From the date of this Agreement through the date such Refinancing Note is issued to Buyer, Buyer and Pure Earth, Inc. shall pay interest, guarantee and indemnify Shareholders against any and all principal, losses and expenses including unpaid interest accruing after closing with respect to Note #1 in Exhibit B.

3.5	Personal property taxes, if any, imposed upon Assets being transferred, shall be allocated between Buyer and Seller as is customary.
SECTION 4. OTHER AGREEMENTS
At closing, the parties shall execute the following additional agreements:

4.1	A Non-competition Agreement between Buyer and Seller substantially in the form of Exhibit E.
4.2	A Non-competition Agreement between Buyer and Selling Shareholder substantially in the form of Exhibit F.

4.3	An Employment Agreement between Buyer and Robert Cruso substantially in the form of Exhibit G.

4.4	A Consulting Agreement between Buyer and Frank Gencarelli substantially in the form of Exhibit H.

4.5	An Exclusive License Agreement between Licensor and Buyer substantially in the form of Exhibit I-A, and a New Nycon Sale Agreement between Licensor and Buyer substantially in the form of Exhibit I-B.

SECTION 5. SELLER’S AND SHAREHOLDERS’ REPRESENTATIONS AND WARRANTIES
Seller and Shareholder each represent and warrant to Buyer as follows:

5.1
CORPORATE EXISTENCE. Seller is now and on the date of closing will be a corporation duly organized and validly existing and in good standing under the laws of the State of Rhode Island. Seller has all requisite corporate of power and authority to own, operate and/or lease the Assets, as the case may be, and to carry own its business as now being conducted.

5.2
AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly authorized and approved by the Board of Directors and Shareholders of Seller, and will not violate the terms of any other agreement of Seller, and this Agreement constitutes a valid and binding agreement of Seller in accordance with its terms.

5.3
TITLE TO ASSETS. Except as described in this Agreement, Seller holds good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges or encumbrances, except for liens that will be terminated at the closing.

5.4
BROKERS AND FINDERS. Neither Seller nor Shareholders has employed any broker or finder in connection with the transaction contemplated by this Agreement or taken action that would give rise to valid claims against any party for a brokerage commission, finder’s fee or other like payment.

5.5
TRANSFER NOT SUBJECT TO ENCUMBRANCES OR THIRD PARTY APPROVAL. The execution and delivery of this Agreement by Seller and Shareholders, and the consummation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge or encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any governmental division or regulatory agency.

5.6
LABOR AGREEMENTS AND DISPUTES. Seller is neither a party to, nor otherwise subject to, any collective bargaining or other agreement governing the wages, hours, in terms of employment of Seller’s employees. Neither Seller not Shareholders is aware of any labor dispute or labor trouble involving employees of Seller.

5.7
NONCANCELLABLE CONTRACTS. At the time of closing, there will be no material leases, employment contracts, contracts for services, or maintenance, or other similar contacts, existing or related to or connected with the operation of Seller’s business that are not cancelable within thirty (30) days, except as provided in Exhibit L.

5.8
LITIGATION. Seller and Shareholders have no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the business or condition of the assets being conveyed under this Agreement.

5.9
ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the financial information provided by Seller to Buyer, or representations or warranties of Seller or Selling Shareholder to Buyer contains or will contain any untrue statements of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. Seller and shareholders know of no fact that has resulted, or that in the reasonable judgment of Seller or Shareholders will result in material change in the business, operations, or assets of Seller that has not been set forth in this Agreement or otherwise disclosed to Buyer. Seller and Shareholders make no representations or warranties as to the pro formas and cash flow analysis attached hereto as Exhibit K, or the underlying bases therefore except the information provided by Seller or Shareholder.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants as follows:

6.1
CORPORATE EXISTENCE. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

6.2
AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly authorized and approved by the Board of Directors and shareholders of Buyer, and this Agreement constitutes a valid and binding agreement of Buyer in accordance with its terms.

6.3
BROKERS AND FINDERS. Buyer has not employed any broker or finder in connection with the transactions contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder’s fee or other like payment.

6.4
ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties of Buyer contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the misstatements contained herein not misleading.

SECTION 7. COVENANTS OF SELLER AND SELLING SHAREHOLDER/DUE DILIGENCE
7.1	SELLER’S OPERATION OF BUSINESS PRIOR TO CLOSING. Seller and Shareholders agree that between the date of this Agreement and the date of closing, Seller will:
7.1.1	Use its best efforts to preserve its business organization and preserve the continued operation of its business with its customers, suppliers, and others having business relations with Seller.

7.1.2	Not assign, sell, lease or otherwise transfer or dispose of any of the Assets, except to Buyer.

7.1.3	Maintain all of its Assets other than inventories in their present conditions, reasonable wear and tear and ordinary usage accepted and maintain the inventories at levels normally maintained.
7.2
ACCESS TO PREMISES AND INFORMATION. At reasonable times after the execution date of this Agreement and prior to the closing date on April 1, 2008, Seller will provide Buyer and its representatives with reasonable access during business hours to Seller’s business premises to inspect the assets to be purchased under this Agreement, including any titles, contracts and records of Seller and Seller shall furnish such additional information concerning Seller’s businesses as Buyer may from time to time reasonably request. From the date of execution by the parties of this Agreement through April 1, 2008, (a) Seller will give Buyer and Buyer’s management personnel, legal counsel, accountants, and technical and financial advisors, full access and opportunity to inspect, investigate and audit the books, records, contracts, and other documents of

Seller as they relate to Seller’s business and all of Seller’s assets and liabilities (actual or contingent), including, without limitation, inspecting Seller’s property and conducting additional environmental inspections of Seller’s property and reviewing financial records, contracts, operating plans, and other business records, for the purposes of evaluating issues related to the operation of Seller’s business; and (b) Buyer will provide Seller and the Seller Shareholders with such financial information relating to Buyer to allow them to assess the ability of Buyer to consummate the transactions contemplated by this Agreement and to operate the business (all activities described in this Section 7.2 to be performed by Buyer shall constitute “Due Diligence”).

7.3	EMPLOYEE MATTERS.
7.3.1
Prior to closing, Seller will deliver to Buyer lists of the names of all persons on the payroll of Seller, together with a statement of amounts paid to each during Seller’s most recent fiscal year and amounts paid for services from the beginning of the current fiscal year to a closing date. Seller will also provide Buyer with a schedule of all employee bonus arrangements and a schedule of other material compensation or personnel benefits or policies in effect.

7.3.2	Prior to the closing date, Seller will not, without Buyer’s prior written consent, enter into any material agreements with its employees, increase the rate of compensation or bonus payable to or to become payable to any employee or effect any change in the management, personnel policies, or employee benefits, except in accordance with existing employment practices.

7.3.3
As of or prior to the closing date, Seller will terminate all of its employees, except Shareholders, not having employee agreements transferable to Buyer and will pay each employee all wages, commissions, and accrued vacation pay earned up to the time of termination, including overtime pay, required by applicable law.

7.4
CONDITIONS AND BEST EFFORTS. Seller and Shareholders will use their best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the obligations of Seller and Shareholders under this Agreement, and will do all acts and things as may be required to carry out their respective obligations under this Agreement and to consummate and complete this Agreement.

SECTION 8. COVENANTS OF BUYER
8.1
CONDITIONS AND BEST EFFORTS. Buyer will use its best efforts to effectuate the transaction contemplated by this Agreement and to fulfill all the conditions of Buyer’s obligations under this Agreement, and shall do all acts and things as may be required to carry out Buyer’s obligations and to consummate this Agreement.

8.2
CONFIDENTIAL INFORMATION. If for any reason the sale of Assets is not closed pursuant to this Agreement, the Parties will not use or disclose to third parties any confidential information received from the other in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement and in accordance with the Confidentiality Agreement already executed by the Licensor and Seller.

SECTION 9. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS
The obligation of Buyer to purchase the Assets is subject to the fulfillment, prior to or at the closing date, of each of the following conditions, any one or portion of which may be waived in writing by Buyer:
9.1
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND SHAREHOLDERS. All representations and warranties made in this Agreement by Seller and Shareholders shall be true as of the closing date as fully as if those such representations and warranties had been made on or as of the date of execution of this Agreement, and, as of the closing date, neither Seller nor Shareholders shall have violated or shall have failed to perform in accordance with any covenant contained in this Agreement.

9.2	LICENSES AND PERMITS. Buyer shall have obtained all licenses and permits from public authorities necessary to authorize the ownership and operation of the business of Seller.

9.3	CONDITIONS OF THE BUSINESS. There shall have been no material adverse change in the manner in of operation of Seller’s business prior to the closing date.

9.4
Buyer shall have satisfactorily completed its Due Diligence and acquisition audit showing that the assets of Seller and any actual or contingent liabilities against those assets, and the prospective business operations by Buyer of Seller’s business are substantially the same as currently understood by Buyer as of the date of execution of this Agreement (determined without regard to any documents which Seller or any party may have previously delivered to Buyer).

9.5
NO SUITS OR ACTIONS. At the closing date, no suit, action or other proceeding shall have been threatened or instituted to restrain, enjoin or otherwise prevent the consummation of this Agreement or the contemplated transactions.

9.6	OTHER DELIVERIES. Customary evidence as to good standing, authorization and authority must be delivered, the content of which shall be mutually agreed upon.

9.7	SUCCESSFUL FINANCING. Buyer must secure the approval for any debt and equity financing necessary to acquire the Assets of Seller.

9.8
ENVIRONMENTAL. An environmental inspection by a licensed environmental inspection firm contracted and paid for by Buyer must show the Assets of Seller to be free from significant environmental liabilities. Buyer shall be given access to the property of Seller and documents as necessary for Buyer and its agents to conduct the inspection and prepare the reports at the Buyer’s cost. At Seller’s request, it will be supplied with a copy of such report. Selling Shareholder and Seller shall represent and warrant as a condition of closing that to the best of their knowledge there are no material adverse environmental liabilities associated with Seller, with Seller’s products, assets or the property it owns.

SECTION 10. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND SHAREHOLDERS
The obligations of Seller and Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the closing date, of the following condition, which may be waived in writing by Seller:
10.1
All representations and warranties made in this Agreement by Buyer shall be true as of the execution date of this Agreement as fully as though such representations and warranties have been made on and as of the closing date, and Buyer shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

10.2	Customary evidence as to good standing, authorization and authority must be delivered, the content of which shall be mutually agreed upon.
SECTION 11. BUYER’S ACCEPTANCE
Buyer represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion as to the value of the Seller’s business.
Buyer has not relied on any representations made by Seller or Shareholders other than those specified in Exhibit L of this Agreement. Buyer further acknowledges that Seller and Shareholders has made no agreement or promise to repair or improve any equipment, rolling stock or other personal property being sold to Buyer under this Agreement, and that Buyer takes all such property in the condition existing on the date of this Agreement without express or implied warranties, except as otherwise provided in this Agreement.

SECTION 12. INDEMNIFICATION AND SURVIVAL
12.1
SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement shall survive the closing of this Agreement, except that any party to whom a representation or warranty has been made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty which such party had knowledge of prior to closing. Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give notice thereof to all other parties to this Agreement. The representations and warranties in this Agreement shall terminate three (3) years from the closing date, and such representations or warranties shall thereafter be without force or effect, except any claim with respect to which notice has been given to the party to be charged prior to such expiration date.

12.2	SELLER’S AND SHAREHOLDERS INDEMNIFICATION.
12.2.1	Seller and Shareholders each hereby agree to indemnify and hold Buyer, its successors and assigns harmless from and against:
(1)
Any and all claims, liabilities and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of Seller’s business (including Seller’s agreement to pay liabilities of Seller retained by Seller when due in the ordinary course), prior to the close of business on the day before the closing date, except for claims, liabilities and obligations of Seller expressly assumed by Buyer under this Agreement or paid by insurance maintained by Seller, Shareholders or Buyer.

(2)
Any and all damages or deficiencies resulting from any material misrepresentation or breach of warranty or covenant, or non-fulfillment of any agreement on the part of Seller or the Shareholders under this Agreement.

12.2.2	Seller’s and Shareholders’ indemnity obligations under 12.2.1 shall be subject to the following:
(1)
If any claim is asserted against Buyer that would give rise to a claim by Buyer against Seller and Shareholders for indemnification under the provisions of this paragraph, the Buyer shall promptly give written notice to Seller and Shareholder concerning such claim so Selling Shareholder shall, at no expense to Buyer, defend such claim.

(2)
The maximum aggregate liability of Seller and Shareholders under this Agreement shall not exceed, and Seller and Shareholders shall not be required to indemnify Buyer for an amount that exceeds the total of $1,500,000. No claim shall be made by Buyer against Seller or the Shareholders unless and until the aggregate of all such claims against them aggregates in excess of $10,000; and all claims shall be net of tax savings to and insurance coverage by Buyer.

12.3	BUYER’S INDEMNIFICATION. Buyer agrees to defend, indemnify and hold harmless Seller and Shareholders from and against:
12.3.1
Any all claims, liabilities and obligations of every kind and description arising out of or related to the operation of the business following closing or arising out of Buyer’s agreement to pay liabilities of Seller assumed by Buyer under Section 1.2 when due in the ordinary course pursuant to this Agreement.

12.3.2	Any and all damages or deficiencies resulting from any material misrepresentations, breach of warranty or covenant, or non-fulfillment of any agreement on the part of Buyer under this Agreement.
SECTION 13. CLOSING
13.1
TIME AND PLACE. This Agreement shall be closed at the offices of on the 1st day of April, 2008 or such other date, time and place as the parties may agree in writing. If the closing has not occurred on or before April 1, 2008, then either party may elect to terminate this Agreement. If, however, the closing has not occurred because of a breach of contract by one or more of the parties, the breaching party or parties shall remain liable for breach of contract.

13.2	OBLIGATIONS OF SELLERS AND SHAREHOLDERS AT CLOSING. At the closing, Seller and Shareholders shall deliver to Buyer the following:
13.2.1
Bills of Sale, Assignments, properly endorsed Certificate of Titles, and other instruments of transfer, in form and substance reasonably satisfactory to counsel for Buyer, necessary to transfer and convey all of the Assets to Buyer.

13.2.2	The Agreements referenced in Section 4.

13.2.3	Such other certificates and documents as may be called for by the provisions of this Agreement.

13.2.4	Any payments required under Section 13.4.

13.3	OBLIGATIONS OF BUYER AT CLOSING. At the closing Buyer shall deliver to Seller the following:
13.3.1	An Assumption of Liability and such other certificates and documents as may be called for by the provisions of this Agreement.

13.2.2	Any payments required under Section 13.4.
13.4
RECONCILIATION OF WORKING CAPITAL AT CLOSING. At closing, following a reconciliation by Buyer’s accountants and Seller’s accountants of Working Capital being assumed by the Buyer, Buyer shall issue a check in payment to Seller in an amount equal to any Excess Working Capital and Seller shall issue a check in payment to Seller in an amount equal to any Working Capital Deficiency, so that the net Working Capital including such check payment is equal to zero. “Working Capital” for purposes of this Agreement shall be calculated as stated below, based upon the following Assets and Liabilities of the Seller.

Working Capital equals:

Assets Accounts Receivable (net of any allowance for amounts deemed uncollectible) Inventory including the following:

Minus

Liabilities Accounts Payable Accrued liabilities (for any unrecorded Accounts Payable)

“Excess Working Capital” is defined as the amount by which Assets exceed Liabilities in the Working Capital calculation above.

“Working Capital Deficiency” is defined as the amount by which Liabilities exceed Assets in the Working Capital calculation above.

SECTION 14. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING
14.1
BOOKS AND RECORDS. This sale does not include the books of account and records of Seller’s business. However, possession and custody of such books and records, including Seller’s general ledger, shall be retained by Buyer for a period of up to six (6) months. During this period, Buyer and Seller or its agents shall have access to such books and records during normal business hours upon advance notice and may make copies thereof. Buyer will exercise reasonable care in the safekeeping of such records. Seller shall retain its general ledger but shall make it available for inspection by Buyer from time to time upon reasonable request.

14.2
SELLER’S RIGHT TO PAY. In the event Buyer fails to make any payment of taxes, assessments, insurance premiums, or other charges that Buyer is required to pay to third parties under this Agreement, Seller shall have the right, but not the obligation, to pay the same. Buyer will reimburse Seller for any such payment immediately upon Seller’s demand, together with interest at the annual rate of 12% from the date of Seller’s payment until Buyer reimburses Seller. Any such payment by Seller shall not constitute a waiver by Seller of any remedy available by reason of Buyer’s default for failure to make the payments.

SECTION 15. BULK SALES LAW. Buyer waives compliance by Seller with the Bulk Transfer Act. In the event any creditor of Seller claims the benefit of the Bulk Transfer Law as against Buyer or any of the Assets being conveyed to Buyer under this Agreement, Seller and Selling Shareholder shall immediately pay or otherwise satisfy such claim or undertake its defense. Seller and Selling Shareholder shall indemnify and hold Buyer harmless from and against any and all loss, expense, or damage resulting from the failure to comply with the Bulk Transfer law. If Seller fails to comply with the provision of this Section 15 and Buyer is required to pay any creditor of Seller in order to protect the property purchased under this agreement from claims or liens of Seller’s creditors, except those assumed by Buyer, the Buyer may offset the amount it pays against the balance due Seller by furnishing to the Seller proof of such payment in the form of a receipt from the creditor involved.

SECTION 16. TERMINATION OF AGREEMENT
16.1	This Agreement may be terminated by mutual written consent of Buyer and Seller.

16.2	BREACH OF REPRESENTATIONS AND WARRANTIES; FAILURE OF CONDITIONS. Buyer may elect by notice to Seller, and Seller may elect by notice to Buyer, to terminate this Agreement if;
16.2.1
The terminating party shall have discovered a material error, misstatement, or omission in the representations and warranties made in this Agreement by the other party which shall not have been cured by such other party within five (5) days after written notice to such other party specifying in detail such asserted error, misstatement, or omission, or by the closing date, whichever first occurs.

16.2.2
All of the conditions precedent of the terminating party’s obligations under this Agreement as set forth in either Section 9 or 10, as the case may be, have not occurred and have not been waived by the terminating party on or prior to the closing date.

16.3
CLOSING NOTWITHSTANDING THE RIGHT TO TERMINATE. The party with a right to terminate this Agreement pursuant to Section 16.2.1 or 16.2.2 shall not be bound to exercise such right, and its failure to exercise such right shall not constitute a waiver of any other right it may have under this Agreement, including but not limited to remedies for breach of a representation, warranty, or covenant.

SECTION 17. CONFIDENTIALITY. By their signature below, each party agrees to keep in strict confidence all information regarding the terms of the proposed acquisition of the Assets, except to the extent Buyer must disclose information to lenders and equity partners to obtain necessary debt and equity financing. If this Agreement is terminated as provided in Section 16, each party upon request will promptly return to the other party all documents, contracts, records, or other information received by it that disclose or embody confidential information of the other party. Buyer agrees to keep all material and information obtained by it or provided to it under Section 7 by Seller above, confidential, and not to use same except to evaluate the transaction contemplated by this Agreement, and to promptly return the same to Seller upon termination of this Agreement. The provisions of this paragraph shall survive termination of this Agreement and the agreements set forth in Section 4.
SECTION 18. PUBLIC DISCLOSURE. No party will make any public disclosure or issue any press releases pertaining to this acquisition and sale between the parties without having first obtained the consent of the other parties, except for communications with employees, customers, suppliers, governmental agencies, and other groups as may be legally required or necessary or appropriate (i.e., any securities filings or notices).
SECTION 19. MISCELLANEOUS
19.1
The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties. Any dispute arising out of or relating to this Agreement shall be submitted by either party for arbitration to the American Arbitration Association in Wilmington, Delaware and decided in accordance with its rules and procedures. The decision of the Arbitration Panel or Arbitrator shall be final and binding on the parties.

19.2
Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:

SELLER: Nycon, Inc.	BUYER: New Nycon, Inc.
Attn: Frank Gencarelli and	Attn: Mark Alsentzer and
Bob Cruso	Brent Kopenhaver
101 Cross Street	One Neshaminy Interplex — Suite 201
Westerly, RI 02891	Trevose, PA 19053

Copy to: Hinckley Allen & Snyder, LLP
50 Kennedy Plaza, Suite 1500
Providence, RI 02903
Attn: Pasco Gasbarro Jr.

LICENSOR: Paul Bracegirdle
PO Box 88
Langhorne, PA 19047

All notices and other communications shall be deemed to be given at the expiration of seven (7) days after the date of mailing. The addresses to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other parties as provided above.

19.3
In the event of a default under this Agreement, the defaulting party shall reimburse the non-defaulting party or parties for all costs and expenses reasonably incurred by the non-defaulting party or parties in connection with the default, including without limitation attorney fees. Additionally, in the event an arbitration action is filed under this Section to enforce this Agreement or with respect to this Agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with such action, including without limitation reasonable attorney fees.

19.4
No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

19.5	This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Delaware.

19.6
This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. Witness the signatures of the parties this the 1st day of April, 2008.

SELLER:

BY:	/s/ Frank Gencarelli

STATE OF R.I.
SS.
COUNTY OF Washington
PERSONALLY appeared before me, the undersigned authority in and for the county and state aforesaid, the within named Frank Gencarelli who acknowledged to me that he is shareholder of Nycon, and who acknowledged that he signed, delivered and executed the above and foregoing instrument on the date and year therein mentioned, for and on behalf of said corporation after first having been duly authorized so to do.
GIVEN under my hand and official seal, this the 1st day of April, 2008.

/s/ George A. Comolli NOTARY PUBLIC
MY COMMISSION EXPIRES:

     6/20/09

SELLING SHAREHOLDER:

/s/ Robert Cruso ROBERT CRUSO	/s/ Frank Gencarelli FRANK GENCARELLI

STATE OF R.I.
SS.
COUNTY OF Washington
PERSONALLY appeared before me, the undersigned authority in and for the county and state aforesaid, the within named ROBERT CRUSO and FRANK GENCARELLI, who acknowledged to me that they are shareholders of Nycon, and who acknowledged that they signed, delivered and executed the above and foregoing instrument on the date and year therein mentioned, for and on behalf of said corporation after first having been duly authorized so to do.
GIVEN under my hand and official seal, this the 1st day of April, 2008.

/s/ George A. Comolli NOTARY PUBLIC
MY COMMISSION EXPIRES:

     6/20/09

BUYER:

/s/ Brent Kopenhaver Brent Kopenhaver

STATE OF PA
SS.
COUNTY OF Philadelphia
PERSONALLY appeared before me, the undersigned authority in and for the county and state aforesaid, the within named Brent Kopenhaver who acknowledged to me that he is Director of New Nycon, Inc., and who acknowledged that he signed, delivered and executed the above and foregoing instrument on the date and year therein mentioned, for and on behalf of said corporation after first having been duly authorized so to do.
GIVEN under my hand and official seal, this the 30th day of April, 2008.

/s/ Deanna I. Karacz NOTARY PUBLIC
MY COMMISSION EXPIRES:
     10/3/2010

LICENSOR:

/s/ Paul Bracegirdle PAUL BRACEGIRDLE

STATE OF PA
SS.
COUNTY OF Phila.
PERSONALLY appeared before me, the undersigned authority in and for the county and state aforesaid, the within named PAUL BRACEGIRDLE who acknowledged to me that he is Licensor of _____, and who acknowledged that he signed, delivered and executed the above and foregoing instrument on the date and year therein mentioned, for and on behalf of said corporation after first having been duly authorized so to do.
GIVEN under my hand and official seal, this the 30th day of April, 2008.

/s/ Deanna I. Karacz NOTARY PUBLIC
MY COMMISSION EXPIRES:
     10/3/2010

PURE EARTH, INC.

By	/s/ Brent Kopenhaver

Title:	CFO

STATE OF PA
SS.
COUNTY OF Phila.
PERSONALLY appeared before me, the undersigned authority in and for the county and state aforesaid, the within named Brent Kopenhaver who acknowledged to me that he is CFO/COB of Pure Earth, Inc., and who acknowledged that he signed, delivered and executed the above and foregoing instrument on the date and year therein mentioned, for and on behalf of said corporation after first having been duly authorized so to do.
GIVEN under my hand and official seal, this the 30th day of April, 2008.

/s/ Deanna I. Karacz NOTARY PUBLIC
MY COMMISSION EXPIRES:
     10/3/2010

EXHIBIT A
ASSETS TO BE ACQUIRED
•	ACCOUNTS RECEIVABLE

•	EQUIPMENT *

•	INVENTORY

•	PATENTS, COPYRIGHTS, TRADEMARKS, PRODUCT NAMES

[LIST TO BE PROVIDED]

*	Includes Core Copier and Pitney Bowes machine, all Dosers and Buyer shall assume obligations with respect thereto. .

EXHIBIT B
SELLER’S LIABILITIES TO BE
+ASSUMED BY BUYER
ACCOUNTS PAYABLE
BANK OF AMERICA NOTE #1** — $150,000 principal amount
BANK OF AMERICA NOTE #2* — $75,000 principal amount

*
Seller’s obligation with respect to payment of this Note #2 shall be limited to payment from 20% of EBIDA of Buyer, payable initially and within ten (10) days after year-end audit. (“Special Payment #2”).

**
Buyer and Pure Earth, Inc. shall make its best effort to refinance Note #1 in the face amount of One Hundred Fifty Thousand ($150,000) Dollars to pay the principal balance of such Note #1 with a new note to be issued to Buyer in the amount of One Hundred Fifty Thousand ($150,000) Dollars (“Refinancing Note”) within ninety (90) days after the execution of this Agreement. From the date of this Agreement through the date such Refinancing Note is issued to Buyer, Buyer and Pure Earth, Inc. shall pay interest, guarantee and indemnify Shareholders against any and all principal, losses and expenses including unpaid interest accruing after closing with respect to Note #1. Repayment (“Special Payment #1”) of new note principal shall be made during year 2009, and beyond as required, with Seller’s obligation being twenty percent (20%) paid from EBIDA of Buyer in accordance with the proforma and cash flow analysis in Exhibit K.

EXHIBIT C
SELLER’S LIABILITIES TO BE RETAINED
BY SELLER
•	NOTES TO OFFICERS (OTHER THAN Note #2 on Exhibit B)

•	LOANS PAYABLE (other than set forth on Exhibit B)

•	Liens

EXHIBIT D
ASSETS EXCLUDED FROM
SALE AND PURCHASE
CASH AND CASH EQUIVALENTS
REAL ESTATE, IMPROVEMENTS AND FIXTURES, AND LEASEHOLD INTERESTS THEREIN
LIFE INSURANCE POLICIES

EXHIBIT E
NON-COMPETITION
AGREEMENT
[Omitted.]

EXHIBIT F
NON-COMPETITION
AGREEMENT
[Omitted.]

EXHIBIT G
EMPLOYMENT
AGREEMENT
[Omitted.]

EXHIBIT H
CONSULTING
AGREEMENT
[Omitted.]

EXHIBIT I
“A” – EXCLUSIVE LICENSE AGREEMENT
AND
“C” STOCK ESCROW AGREEMENT
[Omitted.]

EXHIBIT J
INTENTIONALLY LEFT OUT

EXHIBIT K
PRO FORMAS AND CASH FLOW ANALYSIS
[Omitted.]

EXHIBIT L
NON-CANCELLABLE CONTRACTS
•
The following material leases, employment contracts, contracts for services, or maintenance or other similar contracts existing or related to or connected to Seller’s business that are not cancelable within thirty days.

[Omitted.]